Exhibit 23.1

Independent Auditors’ Consent

We consent to the incorporation by reference in this Registration Statement of BAM! Entertainment, Inc. on Form S-8 of our report dated August 15, 2001 (August 31, 2001 as to the last two paragraphs of Note 15), appearing in the Prospectus of BAM! Entertainment, Inc. dated November 14, 2001 filed under the Securities Act of 1933.

/s/ DELOITTE & TOUCHE LLP

San Jose, California
November 29, 2001